Exhibit 3.1

AMENDMENTS
TO THE

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF

PONTEM CORPORATION

PONTEM CORPORATION
(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:” and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by July 15, 2023 or such earlier date as is determined by our Board to be in the best interests of the Company, or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b)	amending Article 49.8 by deleting the words: “within 24 months from the consummation of the IPO” and replacing them with the words:

“by July 15, 2023 or such earlier date as is determined by our Board to be in the best interests of the Company”.